                                                                    Exhibit 4.01
                              FINANCING AGREEMENT





                      The CIT Group/Business Credit, Inc.

                                  (as Lender)


                             Media Arts Group, Inc.
                          Thomas Kinkade Stores, Inc.

                                      And

                        California Coast Galleries, Inc.

                                 (as Borrowers)


                            Dated: February 21, 1997














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
         TABLE OF CONTENTS

                                                                                                      Page
SECTION  1.  Definitions                                                  3

SECTION  2.  Conditions Precedent                                        14

SECTION  3.  Revolving Loans                                             19

SECTION  4.  Intentionally Omitted                                       24

SECTION  5.  Letters of Credit                                           24

SECTION  6.  Collateral                                                  27

SECTION  7.  Representations, Warranties and Covenants                   30

SECTION  8.  Interest, Fees and Expenses                                 39

SECTION  9. Powers                                                       41

SECTION 10.  Events of Default and Remedies                              42

SECTION 11.  Termination                                                 46

SECTION 12.  Miscellaneous                                               46

SIGNATURE PAGE                                                          -S1-

EXHIBITS AND SCHEDULES

         Exhibit A - Form of Promissory Note (Revolving Loan)
         Schedule 1 - List of Inventory Locations and Chief Executive Office
         Schedule 2 - Trade Names
         Schedule 3 - Patents, Trademarks and Copyrights
         Schedule 4 - Permitted Encumbrances
         Schedule 5 - Leased Locations and Monthly Rent





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                 The CIT Group/Business Credit, Inc., a New York corporation,
(hereinafter sometimes referred to as "CITBC") with offices located at 300 South Grand Avenue, Los Angeles, CA 90071 (CITBC may be sometimes referred to herein as the "Lender"), is pleased to confirm the terms and conditions under which CITBC shall make revolving loans, advances and other financial accommodations to Media Arts Group, Inc. (herein "MAGI"), a Delaware corporation with a principal place of business at 521 Charcot Avenue, San Jose, CA 95131, California Coast Galleries, Inc. (herein "CCG"), a California corporation with a principal place of business at 521 Charcot Avenue, San Jose, CA 95131, and Thomas Kinkade Stores, Inc. (herein "TKS"), a California corporation with a principal place of business at 521 Charcot Avenue, San Jose, CA 95131 (herein individually a "Company" and collectively the "Companies").


SECTION 1.  Definitions

Accounts shall mean all of each of the  Companies' now existing and future:
(a) accounts as defined in the UCC and any and all other receivables (whether or not specifically listed on schedules furnished to CITBC), including, without limitation, all accounts created by or arising from all of the Companies' sales of goods or rendition of services to their customers (including without limitation from the lease or rental of goods), all accounts arising from sales or rendition of services made under any of the Companies' respective trade names or styles, or through any of the Companies' divisions; (b) any and all instruments, documents, contract rights and chattel paper, all as defined in the UCC; (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (e) reserves and credit balances arising hereunder; (f) guarantees or collateral for any of the foregoing; (g) insurance policies or rights relating to any of the foregoing;
(h) general intangibles pertaining to any and all of the foregoing; (i) proceeds or royalties from any licensing or similar agreements, including without limitation from "Thomas Kinkade" trademarks and products; and (j) cash and non-cash proceeds of any and all the foregoing.

Anniversary Date shall mean the date occurring two (2) years from the date hereof and the same date in every year thereafter.

Availability shall mean at any time the positive difference between: (a) the Borrowing Base less (b) the sum of, without duplication, (i) the outstanding aggregate amount of all Obligations (other than the Letters of Credit ) of the Companies, (ii) the Availability Reserve, and (iii) at CITBC's reasonable election, all payments of any of the Companies to CITBC coming due within sixty
(60) days from the date of computation.

Availability Reserve shall mean (a) three (3) month reserve for unpaid rental or similar charges for any facility for which any of the Companies fail to obtain a landlord's waiver,





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
warehouseman's, processors or mortgagee's waiver, as applicable in form and substance satisfactory to CITBC (described in Section 2(r)), and (b) any reserve which CITBC may reasonably require from time to time pursuant to the explicit terms of this Financing Agreement, including without limitation for Letters of Credit issued pursuant to paragraph 5.1 of Section 5 hereof.

Borrowing Base shall have the meaning and shall be calculated in accordance with paragraph 3.1 of Section 3 of this Financing Agreement.

Business Day shall mean a day on which CITBC is open for business in New York, New York, and which is not a Saturday, Sunday or other day on which commercial banks or lending institutions in New York, New York are authorized or required by law to close.

Capital Expenditures for any period shall mean the aggregate of all expenditures of the Companies during such period, that in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the consolidated balance sheet of the Companies.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the consolidated balance sheet of the Companies.

Chase Bank Rate shall mean the rate of interest per annum announced by The Chase Manhattan Bank, N.A. (or any successor thereof) from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by Chase Manhattan Bank to its borrowers).

Chase Rate Loans shall mean loans made pursuant to this Financing Agreement at such time as they are made and/or being maintained at a rate of interest based upon the Chase Bank Rate.

Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to CITBC.

Collateral shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, the pledged stock of TKS, CCG, MAGIEP and MAGIS, and Other Collateral of the Companies and the proceeds of any and all of the foregoing.

Collateral Management Fee shall mean the sum of $20,000.00 which shall be paid to CITBC in accordance with paragraph 8.8 of Section 8 hereof to offset the expenses and costs of CITBC in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.





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Consolidated Balance Sheet shall mean a consolidated balance sheet for the
Companies and the consolidated subsidiaries of each, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for MAGI, the Companies, and the subsidiaries of each, showing all eliminations of inter-company transactions and prepared in accordance with GAAP and including a balance sheet for each of the Companies exclusively.

Contract Rate shall mean the rates of interest computed as applicable and as set forth in paragraphs 8.1 and 8.3 of Section 8 of this Financing Agreement.

Customarily Permitted Liens shall mean:

         (a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate for the Companies at any one time;

         (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

         (c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; and

         (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting Real Estate.

Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.





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Default Rate of Interest shall mean a rate of interest per annum equal to the lesser of a) the Maximum Legal Rate (as defined in Paragraph 12.3 of Section 12 hereof) and b) the sum of: I)three percent (3%) and ii) the Chase Bank Rate.

Depository Account shall have the meaning specified in Section 3, Paragraph 3.4 hereof.

Documentation Fee shall mean i) the sum of $15,000.00 intended to compensate CITBC for the use of CITBC's in-house Legal Department and facilities in documenting, in whole or in part, the initial transaction solely on behalf of CITBC, exclusive of Out-of-Pocket Expenses, and the whole of which amount shall be included in the Loan Facility Fee, and ii) subsequent to the Closing Date, CITBC's standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all present and future documents as defined in the UCC and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Early Termination Date shall mean the date on which the Companies terminate this Financing Agreement or the Line of Credit which date is prior to an Anniversary Date.

Early Termination Fee shall: a) mean the fee CITBC is entitled to charge the Companies in the event any of the Companies terminates the Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and b) be determined by calculating the average daily loan balance under the Revolving Loan plus the average daily balance of Letters of Credit outstanding for the period from the date of this Financing Agreement to the Early Termination Date and multiplying that number by one percent (1%) per annum for the number of days from the Early Termination Date to the next succeeding Anniversary Date, provided that the Early Termination Fee shall not be due and payable if an Event of Default occurs, CITBC accelerates in writing the Obligations and the Companies repay all of the outstanding Obligations and this Financing Agreement is terminated.

EBITDA shall mean, with respect to any period of the Companies and their consolidated subsidiaries for which such calculation is required, the sum of
(i) Consolidated Net Income (as defined in accordance with GAAP, before all extraordinary items and non-recurring items, in accordance with GAAP); (ii) Interest Expense; (iii) provision for taxes; (iv) charges for depreciation; and
(v) charges for amortization of intangible assets, all as determined in accordance with GAAP consistently applied. For purposes hereof, "intangible assets" shall include, but shall not be limited to organization costs, securities issuance costs, unamortized debt discount and expense, goodwill, covenants not to compete, patents, trademarks, franchises and capitalized research and development expense.





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Eligible Accounts Receivable shall mean the gross amount of each of the
Company's Accounts that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CITBC and which conform to the warranties contained herein and at all times continue to be acceptable to CITBC in the exercise of its reasonable business judgment, less, without duplication, the sum of a) any returns, discounts, claims, credits, rebills and allowances of any nature (whether issued, owing, granted or outstanding) and b) reserves for, without duplication: i) sales, services or leases to the United States of America or to any agency, department or division; ii) foreign sales, services or leases, other than sales, services or leases x) secured by stand-by letters of credit (in form and substance satisfactory to CITBC) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or y) to customers residing in Canada provided such sales or transactions otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency and such Eligible Accounts do not exceed $250,000 in the aggregate at any one time; iii) accounts that remain unpaid more than ninety (90) days from invoice date, provided that CITBC may in its reasonable discretion deem Accounts eligible which are payable on extended terms of up to 120 days, in an amount not to exceed $500,000 (of such Eligible Accounts) in the aggregate at any one time outstanding; iv) contras; v) sales, services or leases to any of the Companies, or any of their subsidiaries or affiliates; vi) bill and hold (deferred shipment) or consignment sales; vii) sales, services or leases to any customer which is A) insolvent, B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or D) financially unacceptable to CITBC or has a credit rating unacceptable to CITBC in any such case, in its reasonable business judgment; viii) all sales, services or leases to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date; ix) any other reasons deemed necessary by CITBC in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CITBC; x) any Accounts arising from the sale, lease or rental of goods for which a customer shall have objected to the quality or quantity of goods or services of the Companies, or where such customer shall have rejected, returned or refused to accept such goods or services; xi) pre-billed receivables and receivables arising from progress billing; xii) sales to or through the QVC cable television shopping network or similar channels or pursuant to direct marketing, until such time as the distributed product is resold by QVC or such other channel to its customers (provided that no reserves shall be taken with respect to products sold to QVC or such other distributor for which it has no right of return); xiii) sales by JHL or by any of the Companies or their affiliates of JHL Inventory or John Hine Studios' Inventory; and xiv) an amount representing, historically, returns, discounts, claims, credits and allowances (including without limitation the historic dilution reserve for claims or returns by QVC's customers).





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Eligible Inventory shall mean, without duplication, the gross amount of each of the Companies' Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CITBC and which conforms to the warranties contained herein and which at all times continue to be acceptable to CITBC in the exercise of its reasonable business judgment, less any (a) work-in-process, (b) supplies (other than raw materials), (c) goods not present in the United States of America, (d) goods returned or rejected by the Companies' customers other than goods that are undamaged and resalable in the normal course of business, (e) goods to be returned to the Companies' suppliers, (f) goods in transit to third parties (other than goods in transit to the Companies' agents or warehouses, provided that with respect to any such goods, the Companies have title to such Inventory and possession of all delivery and warehouse receipts, and all insurance, shipping and documentation relating thereto is reasonably satisfactory to CITBC); (g) "John Hine Studios" Inventory (whether held by any of the Companies or their affiliates) including miniature figurines, cottages and houses; and (h) reserves required by CITBC in its reasonable discretion, including for Slow Moving Inventory (for purposes hereof, "Slow Moving Inventory" shall be deemed to be any Inventory held by the Companies for twelve or more months or such lesser period as the Companies may apply from time to time), special order goods, market value declines and bill and hold (deferred shipment) or consignment sales, Inventory sold pursuant to a licensing agreement or otherwise bearing trademarks or subject to copyrights of a third party licensor (for which CITBC has not received a [right of sale] licensing agreement in form and substance satisfactory to CITBC, provided that for purposes hereof, the Kinkade/CITBC Licensing Agreement is deemed satisfactory), amounts due and owing by any of the Companies to freight forwarders, for any applicable customs, duties and taxes, and any royalty payments pursuant to any applicable licensing agreements. For purposes hereof, as of the Closing Date: (i) Eligible Inventory consisting of raw materials shall include, without limitation, signed and unsigned paper lithographs not otherwise included as eligible finished goods Inventory (in marketable form in the ordinary course of business of the Companies),and, to the extent not otherwise held for retail sales in the ordinary course of business of the Companies, (blank) stretched canvas, mat boards and glass, and (ii) finished goods Eligible Inventory shall include, without limitation, up to 60% of the aggregate signed and unsigned paper lithographs (in marketable form in the ordinary course of business of the Companies), all of which otherwise comply with the terms hereof, provided that the foregoing advances against lithographs may be increased or decreased from time to time in CITBC's reasonable discretion (taking into account the Companies' actual experience).

Equipment shall mean all of the Companies' present and hereafter acquired equipment as defined in the UCC and any and all machinery, motor vehicles, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.





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

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.

Executive Officers shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of any of the Companies.

Financial Covenants shall mean those covenants set forth in paragraphs 7.9,
7.11 and 7.12 of Section 7 hereof.

Fixed Charge Coverage Ratio shall mean, for the relevant period, the ratio determined by dividing EBITDA by the sum of (i) cash Interest Expense, (ii) Capital Expenditures made and paid for in cash, (iii) the amount of principal repaid on: (a) the Subordinated Debt, (b) Indebtedness secured by Purchase Money Liens, and (c) the John Hine Debt, and (iv) all cash Federal, state and local income tax expenses due and payable.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided further that in the event the Companies modify their accounting principles as applied as of the Closing Date, the Companies shall provide such statements of reconciliation as shall be in form and substance acceptable to CITBC.

General Intangibles shall have the meaning set forth in the UCC and shall include, without limitation, all of the Companies' present and future right, title and interest in and to all tradenames, trademarks (together with the goodwill associated therewith), copyrights, patents, licenses, customer lists, distribution agreements, supply agreements and tax refunds (provided that CITBC's lien on the Federal Tax Refund for the fiscal year ending March 31, 1997 shall be subject to LLCP's first lien thereon, in accordance with the terms of the Subordination Agreement among CITBC, LLCP and the Companies), together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including without limitation the proceeds of any licensing agreements between the Companies and any licensee of any of the Companies' General Intangibles or rights thereunder.

Guarantors shall mean MAGIEP  and MAGIS.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise due or owing to third parties) or for the deferred purchase price of property, services or assets, other than





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Inventory, or (b) lease obligations which, in accordance with GAAP, have been or should be capitalized.

Interest Expense shall mean total interest obligations (paid or accrued) of the Companies, determined in accordance with GAAP on a basis consistent with the latest audited statements of the Companies.

Inventory shall mean all of the Companies' present and hereafter acquired inventory as defined in the UCC, and any and all merchandise and goods, including without limitation paintings, lithographs, canvas, mat boards, frames, glass, books, videos, figurines, miniature cottages, ornaments and home decor, and all additions, substitutions and replacements thereof, wherever located, together with all goods wherever located, and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production - from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Issuing Bank shall mean the bank issuing Letters of Credit  for the Companies.

JHL shall mean John Hine Ltd., a United Kingdom company.

John Hine Debt shall mean the obligation of MAGI to John Hine, an individual, in the principal amount as of the Closing Date of approximately L.970,756, (together with all accrued interest thereon as of any time of determination) arising from the acquisition of JHL from John Hine.

Letter of Credit Guaranty shall mean the guaranty delivered by CITBC to the Issuing Bank of the respective Companies' reimbursement obligation under the Issuing Bank's reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee CITBC may charge the Companies under paragraph 8.3 of Section 8 of this Financing Agreement for: i) issuing the Letter of Credit Guaranty and/or ii) otherwise incurring reimbursement obligations on behalf of the Companies in obtaining Letters of Credit pursuant to Section 5 hereof.

Letters of Credit shall mean all Letters of Credit issued by the Issuing Bank for or on behalf of any of the Companies with either a CITBC Letter of Credit Guaranty or for which CITBC otherwise incurs reimbursement obligations on behalf of the Companies.

Line of Credit shall mean the aggregate commitment of CITBC to make loans and advances to the Companies and issue Letter of Credit Guaranties for the benefit of the Companies pursuant to Sections 3 and 5 of this Financing Agreement in the aggregate amount of $10,000,000.00.





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Line of Credit Fee shall mean the fee due CITBC at the end of each month for the Line of Credit and shall be calculated by: multiplying (a) the difference between (I) the Revolving Line of Credit and (ii) the sum of (A) the average daily Revolving Loans of the Companies for said month plus (B) the average daily balance of outstanding Letters of Credit of the Companies for said month; by (b) one-half of one percent ( 1/2 of 1%) per annum for the number of days in said month based on a 360 day year.

LLCP shall mean Levine Leichtman Capital Partners, L.P., a California limited partnership.

Loan Documents shall mean this Financing Agreement, the Promissory Notes, the mortgages and/or deeds of trust, any other documents and the ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, as the same may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to CITBC in accordance with, and pursuant to, the provisions of paragraph 8.7 of Section 8 of this Financing Agreement.

MAGIEP shall mean MAGI Entertainment Products, Inc., a California corporation.

MAGIS shall mean MAGI Sales, Inc., a California corporation.

Net Worth means with respect to any person, at any date of determination, an amount equal to, (a) the total assets of such person as of such date minus (b) the total liabilities of such person as of such date, in each case determined in accordance with GAAP, on a consistent basis with the latest audited statements.

Obligations shall mean any and all current and future loans and advances made by CITBC to the Companies, or any one of them, or to others for any of the Companies' account including, without limitation, all Revolving Loans, Letters of Credit and advances pursuant to this Financing Agreement or any of the Loan Documents; any and all indebtedness and obligations which may at any time be owing by the Companies, or any one of them, to CITBC howsoever arising, whether now in existence or incurred by any of the Companies from time to time hereafter; whether secured by pledge, lien upon or security interest in any of the Companies' assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies, or any one of them, are liable to CITBC for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CITBC by any of the Companies under this Financing Agreement, any other Loan Documents or under any other agreement or arrangement now or hereafter entered into between any of the Companies and CITBC; indebtedness or obligations incurred by, or imposed on, CITBC as a result of environmental claims (other than as a result





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of the physical actions comprising gross negligence of CITBC on the Real
Estate) arising out of any of the Companies' operations, premises or waste disposal practices or sites; any of the Companies' liability to CITBC as maker or endorser on any promissory note or other instrument for the payment of money; any of the Companies' liability to CITBC under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CITBC may make or issue to others for the Companies' account, including any accommodation extended with respect to applications for Letters of Credit, CITBC's acceptance of drafts or CITBC's endorsement of notes or other instruments for the Companies' account and benefit.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean all now owned and hereafter acquired deposit accounts maintained with any bank or financial institutions; all cash and other monies and property in the possession or control of CITBC; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of CITBC's present and future reasonable out-of-pocket expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all costs and expenses incurred by CITBC in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on CITBC due to "insufficient funds" of deposited checks and CITBC's standard fee relating thereto, any amounts paid by CITBC to, or incurred by or charged to CITBC by, the Issuing Bank under the Letter of Credit Guaranty or the Companies' reimbursement agreement, application for Letter of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CITBC's standard fees relating to the Letters of Credit and any drafts thereunder, any applicable reasonable counsel fees and disbursements, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording mortgages/deeds of trust against Real Estate and all expenses, costs and fees set forth in paragraph 10.3 of Section 10 of this Financing Agreement.

Perfection Certificate shall mean the Perfection Certificate signed by the Companies and delivered to CITBC, in form and substance satisfactory to CITBC in connection with this Financing Agreement.

Permitted Encumbrances shall mean: i) liens expressly permitted, or consented to in writing, by CITBC ; ii) Purchase Money Liens; iii) Customarily Permitted Liens; iv) liens granted CITBC by the Companies; v) liens of judgment creditors provided such liens do not exceed, in





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the aggregate for the Companies, at any time, $100,000.00 (other than liens which have been discharged, bonded or insured to the reasonable satisfaction of CITBC); vi) liens of LLCP (subject to the Subordination Agreement dated on or about the Closing Date between LLCP and CITBC); vii) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Companies by appropriate proceedings and which liens are not x) other than with respect to Real Estate, senior to the liens of CITBC or y) for taxes due the United States of America or any state thereof having similar priority statutes; and viii) liens held by licensees of the Companies' General intangibles.

Permitted Indebtedness shall mean: i) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; ii) Indebtedness secured by the Purchase Money Liens; iii) Indebtedness of the Companies which is subordinated to the prior payment and satisfaction of the Companies' Obligations to CITBC by means of a subordination agreement in form and substance satisfactory to CITBC; iv) Indebtedness arising under the Letters of Credit and this Financing Agreement; v) deferred taxes and other expenses incurred in the ordinary course of business; vi) the Subordinated Debt; vii) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to CITBC or otherwise disclosed to CITBC in writing prior to the Closing Date; and viii) any restructuring or refinancing of the foregoing (excluding Subordinated Debt or any Indebtedness in excess of $200,000 absent the prior written consent of CITBC), provided that any such restructuring or refinancing, shall not be on terms substantially less favorable to the Companies than the terms of such original Indebtedness and shall not be in excess of the original principal amount thereof.

Promissory Note shall mean the note in the form of Exhibit A attached hereto, delivered by the Companies to CITBC to evidence the Revolving Loans pursuant to
Section 3 of this Financing Agreement.

Purchase Money Liens shall mean liens on any item of equipment  provided that
i) each such lien shall attach only to the property to be acquired, ii) a description of the property so acquired is furnished to CITBC, and iii) the debt incurred in connection with such acquisitions shall not exceed in the aggregate $1,000,000.00 in any fiscal year.

Real Estate shall mean any of the Companies' fee and/or leasehold interests in real property, including such property which, subsequent to the Closing Date, may be encumbered, mortgaged, pledged or assigned to CITBC or its designee.

Revolving Line of Credit shall mean the aggregate commitment of CITBC to make loans and advances to the Companies pursuant to Section 3 of this Financing Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof, in the aggregate amount of $10,000,000.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of any of the Companies by CITBC pursuant to Section 3 of this Financing Agreement.

Revolving Loans Account shall have the meaning specified in Section 3, paragraph 3.6 hereof.

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the notes evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Companies to CITBC in form and substance satisfactory to CITBC.

Subordinating Creditor shall mean each of LLCP  and Linda Raasch.

Subordination Agreement shall mean an agreement among the Companies, a Subordinating Creditor and CITBC pursuant to which the Subordinated Debt held by the applicable Subordinating Creditor is subordinated to the prior payment and satisfaction of the Companies' Obligations to CITBC in form and substance satisfactory to CITBC.

Tax Refund shall mean the anticipated Federal tax refund for fiscal year ending March 31, 1997 (for the carryback of losses for the prior two fiscal years of the Companies).


UCC shall mean the Uniform Commercial Code as in effect in the State of California and as the same maybe amended from time to time.


SECTION 2.  Conditions Precedent

         The obligation of CITBC to make loans hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent:

         a) Lien Searches - CITBC shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CITBC for all locations presently leased or owned by the Companies.

         b) UCC Filings - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of CITBC, for the benefit of CITBC a first and exclusive perfected security interest in the Collateral (with respect to which a security interest may be perfected by a filing under the Uniform Commercial Code), subject to Permitted

Encumbrances and subject to the concurrent payment of Comerica's obligations, shall have been properly filed in each office in each jurisdiction required in order to create in favor of CITBC a perfected lien on such Collateral. CITBC shall have received acknowledgment copies of all such filings (or, in lieu thereof, CITBC shall have received other evidence satisfactory to CITBC that all such filings have been made); and CITBC shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

         c) Examination & Verification - CITBC shall have completed to the satisfaction of CITBC an examination and verification of the Accounts, Inventory, Equipment, books and records of the Companies.

         d) Guaranties - The Guarantors shall have executed and delivered to CITBC guaranties, in form acceptable to CITBC, guaranteeing all present and future Obligations of the Companies to CITBC.

         e) Opinions - Counsel for the Companies and the Guarantors shall have delivered to CITBC opinions satisfactory to CITBC opining, inter alia, that, subject to the i) filing, priority and remedies provisions of the Uniform Commercial Code, ii) provisions of the Bankruptcy Code, insolvency statutes or other like laws, iii) the equity powers of a court of law and iv) such other matters as may be agreed upon with CITBC: a) the Guaranties of the Guarantors are valid, binding and enforceable according to their terms; and b) the Loan Documents including without limitation this Financing Agreement and the Guaranties are x) valid, binding and enforceable according to their terms, y) are duly authorized, executed and delivered and z) do not violate any terms, provisions, representations or covenants in the charter or by-laws of the Companies or the Guarantors or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Companies or the Guarantors are a signatory or by which the Companies or the Guarantors or their assets are bound.

         f) Pledge Agreement - The Companies shall or the Companies shall cause the appropriate person to a) execute and deliver to CITBC a pledge and security agreement and stock powers pledging to CITBC as additional collateral for the Obligations of the Companies not less than 100% of the issued and outstanding stock of TKS and CCG, and 100% of the stock of any subsidiary of the Companies, in each case to the extent registered in the name of any Company or any subsidiary or affiliate thereof (provided further that no such additional shares shall be issued hereafter to an individual or entity which has not pledged such shares to CITBC absent CITBC's written consent thereto) and, b) deliver to CITBC the applicable stock certificates, if any, and stock powers of the Companies and any of their subsidiaries or take such other actions as CITBC may reasonably request in connection therewith. This condition shall survive closing.

         g) Additional Documents - The Companies shall have executed and delivered to CITBC all loan documents necessary to consummate the lending arrangement contemplated between the Companies and CITBC.

         h) Subordination Agreement - Each of the Subordinating Creditors shall have executed and delivered to CITBC a Subordination Agreement, in form and substance satisfactory to CITBC, subordinating the debt due the Subordinating Creditor by the Companies to the prior payment and satisfaction of the Obligations of the Companies to CITBC, provided that Linda Raasch shall execute a Subordination Agreement within 30 days of the Closing Date in form and substance substantially similar to the agreement with LLCP.

         I) Board Resolution - CITBC shall have received a copy of the resolutions of the Board of Directors of the Companies and the Guarantors (as the case may be) authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) the Guaranties, and (iii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the Companies and the Guarantors (as the case may be) as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Companies and the Guarantors (as the case may be) as to the incumbency and signature of the officers of the Companies and/or the Guarantors executing such agreements, this Financing Agreement and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         j) Corporate Organization - CITBC shall have received (i) a copy of the Certificate of Incorporation of the Companies and the Guarantors certified by the Secretary of State of their incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of the Companies and certified by the Secretary or Assistant Secretary of the Companies.

         k) Officer's Certificate - CITBC shall have received an executed Officer's Certificate of each of the Companies, satisfactory in form and substance to CITBC, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof; (ii) the Companies are in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

         l) Absence of Default - No Default or Event of Default of the Companies shall have occurred.

         m) Appraisals - CITBC shall have received appraisals on the Companies' Inventory which appraisals shall be by an appraiser acceptable to CITBC and shall be reviewed to its satisfaction.

         n) Legal Restraints/Litigation - At the date of execution of this Financing Agreement, there shall be no x) litigation, investigation or proceeding (judicial or administrative) pending or, to the best knowledge of the Companies after due inquiry threatened against the Companies or the Guarantors or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement, y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement or z) to the best knowledge of the Companies, suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Companies or the Guarantors or their assets, which, in the opinion of CITBC, if adversely determined could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Companies and/or the Guarantors (other than the litigation relating to the claims of Richard Archer Perkins, John Hine and JHL).

         o) Disbursement Authorization - The Companies shall have delivered to CITBC all information necessary for CITBC to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Agreement including, but not limited to, disbursement authorizations in form acceptable to CITBC.

         p) Lock Box Agreements - As of the Closing Date, the Companies shall enter into lock box agreements for each of their collection accounts in form and substance satisfactory to CITBC.

         q) Depository Account - The Depository Account shall be established in form and substance satisfactory to CITBC.

         r) Third Party Waivers - Subject to the succeeding sentence, the Companies shall use their respective best efforts to provide applicable third party documents to CITBC within thirty (30) days after the Closing Date so that CITBC has a first lien, subject to Permitted Encumbrances, on Accounts Receivable, Inventory, Chattel Paper and any Equipment at locations which any of the Companies use, lease or occupy , all in form and substance satisfactory to CITBC in its reasonable business judgement. As to Eligible Inventory located in any facility which is not owned by the Companies, including at any leased premises, third party processor or warehouse at which Eligible Inventory is located and for which CITBC has not received a waiver, in form and substance satisfactory to CITBC within thirty (30) days after the Closing Date, CITBC may establish an Availability Reserve for up to three months rent or processing charges for any such premises. Notwithstanding anything to the contrary herein, for purposes of Section 3 and 6 hereof, this condition precedent shall not terminate as of the Closing Date.

         s) Minimum Closing Availability - Based upon CITBC's completion of an updated examination of the Companies' Accounts and Inventory, after giving effect to any Revolving Loans made by CITBC on the Closing Date, the Companies shall have a minimum additional aggregate Availability for further Revolving Loans of at least $1,000,000 as evidenced by the borrowing base certificate delivered by the Companies to CITBC on the Closing Date. It is understood that such requirement contemplates that all of the Companies' debts and obligations are current and that all payables are being handled as in the normal course of the Companies' business and consistent with their past practice (excluding debts and obligations relating to Richard Archer Perkins, John Hine and JHL).

         t) Financial Information - Prior to the Closing Date, the Companies shall have prepared and delivered to CITBC cash budget projections for the Companies for the next consecutive twelve month period (commencing on the Closing Date), which shall be in form and substance satisfactory to CITBC.

         u) Insurance - The Companies shall have delivered to CITBC a certificate from each of their insurance carriers in form and substance satisfactory to CITBC evidencing that the coverage required by paragraph 7.5 of
Section 7 hereof; and the endorsements thereof, in form and substance satisfactory to CITBC, listing CITBC, as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7 of this Financing Agreement.

         v) Fees and Expenses - On the Closing Date, the Companies shall have reimbursed CITBC for all Out-of-Pocket Expenses for which a request for payment shall have been made at or prior to the Closing Date and shall have paid the Collateral Management Fee due at Closing and the Loan Facility Fee.

         w) Absence of Material Adverse Change - No material adverse change shall have occurred in the financial condition, business, prospects, profitability, assets (including without limitation the Collateral) or operations of the Companies, or any one of them, and/or the Guarantors or their subsidiaries.

         x) Perfection Certificate - CITBC shall have received a Perfection Certificate from the Companies in form acceptable to CITBC.

         y) Execution and Delivery of Loan Documents - CITBC shall have received a signed Promissory Note and the other Loan Documents.

         z) Intercreditor Agreement - CITBC shall have received an Intercreditor Agreement with LLCP in form and substance satisfactory to CITBC.

         aa) Pay-Out of Existing Lender - The Companies' existing loans with Comerica Bank shall be repaid in full with the proceeds of the initial disbursement of funds hereunder and Comerica's liens on any assets or properties of the Companies shall be terminated on or before the Closing Date. In connection therewith CITBC shall receive a fully executed Pay-Out Letter, in form and substance satisfactory to CITBC, and UCC-3 or UCC-2 termination statements.

         bb) Kinkade Licensing Agreement - CITBC shall enter into a licensing agreement with Thomas Kinkade and the Companies which shall provide, inter alia, that CITBC (or its agent or assignee) may sell any Inventory which is subject to the Companies' Licensing Agreement with Thomas Kinkade, in form and substance satisfactory to CITBC.

         cc) Credit Card Receivables Assignment - The Companies shall deliver a fully executed Credit Card Receivables Assignment Letter, in form and substance satisfactory to CITBC, within five (5) business days after the Closing Date.


Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, except as otherwise set forth herein, for purposes of each subsequent extension of credit hereunder, all of the above conditions precedent shall have been deemed satisfied or waived.


         2.1     Conditions to Each Extension of Credit

         Except to the extent expressly set forth in this Financing Agreement, the agreement of CITBC to make any extension of credit requested to be made by it to the Companies on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

         a) Representations and Warranties - Each of the representations and warranties made by the Companies in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

         b) No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

         c) Borrowing Base - Except as may be otherwise agreed to from time to time by CITBC and the Companies in writing, after giving effect to the extension of credit requested to be made by the Companies on such date, the aggregate outstanding Revolving Loans and Letters of Credit owing by the Companies will not exceed the lesser of (i) the Revolving Line of Credit or
(ii) the Borrowing Base then applicable to the Companies.


Each borrowing by the Companies hereunder shall constitute a representation and warranty by the Companies as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct in all material respects, except as the Companies and CITBC shall otherwise agree herein or in a separate writing.


SECTION 3.  Revolving Loans

         3.1 CITBC agrees, subject to the terms and conditions of this Financing Agreement from time to time, and within x) the Availability and y) the Revolving Line of Credit, but subject to CITBC's right to make "Overadvances", to make loans and advances to the Companies on a revolving basis (i.e. subject to the limitations set forth herein, the Companies may borrow, repay and re-borrow Revolving Loans). Such loans and advances to the Companies shall be in amounts up to: a) eighty-five percent (85%) of the outstanding Eligible Accounts Receivable of the Companies, and b) the sum of
(i) fifty percent (50%) of the Companies' finished goods Eligible Inventory, plus (ii) thirty percent (30%) of the Companies' raw materials Eligible Inventory, of the Companies as determined at the lower of cost or market, provided that advances to the Companies against Eligible Inventory shall not exceed $5,000,000 in the aggregate at any one time (herein the "Borrowing Base"). All requests for loans and advances must be received by an officer of CITBC no later than 10:00 a.m. Pacific time of the day on which such loans and advances are required. Should CITBC for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "Overadvances" and shall be made in CITBC's sole discretion, subject to any additional terms CITBC deems necessary.

         3.2 (a) In furtherance of the continuing assignment and security interest in the Companies' Accounts, the Companies will, upon the creation of Accounts, execute and deliver to CITBC in such form and manner as CITBC may reasonably require, solely for CITBC's convenience in maintaining records of collateral, such confirmatory schedules of Accounts as CITBC may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as CITBC may reasonably require. In addition, upon CITBC's request the Companies shall provide CITBC with copies of agreements with, or purchase orders from, the Companies' customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as CITBC may reasonably require. Failure to provide CITBC with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Companies hereby authorize CITBC to regard the Companies' printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies' authorized officers or agents.

         (b) The obligation of the Companies to repay the principal amount of the Revolving Loans made pursuant to this Section 3 and pursuant to any Letter of Credit Guaranty issued pursuant to Section 5 by CITBC and to pay interest thereon shall be evidenced in part by the

Promissory Note in the form of Exhibit C attached hereto. The Companies' outstanding Obligations applicable thereto may be set forth in the balance column on the grid page attached to said note or on the separate ledgers maintained by CITBC. All such advances, whether or not so recorded, shall be due as part of said note. The executed Promissory Note shall be delivered to CITBC on the Closing Date.

         3.3 Each of the Companies hereby represents and warrants that: each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by the Companies in the ordinary course of their business; the goods and Inventory being sold and the Accounts created are the exclusive property of the Companies and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Accounts are in the name of a Company; and the customers of the Companies have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Companies have complied with the notification requirements pursuant to paragraph 3.5 of this Section 3. Each of the Companies confirms to CITBC that any and all taxes or fees relating to their business, their sales, the Accounts or goods relating thereto, are their sole responsibility and that same will be paid by the Companies when due (unless they are being diligently contested in good faith by appropriate proceeding in accordance with paragraph
7.6 hereof) and that none of said taxes or fees represent a lien on or claim against the Accounts. Each of the Companies also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Companies or the ability of the Companies to enforce collection of Accounts due from customers residing in that state. Each of the Companies agrees to maintain such books and records regarding Accounts as CITBC may reasonably require and agrees that the books and records of the Companies will reflect CITBC's interest in the Accounts. In accordance with paragraph 7.2 hereof, all of the books and records of the Companies will be available to CITBC at normal business hours, including any records handled or maintained for the Companies by any other company or entity.

         3.4 The Companies may and will enforce, collect and receive all amounts owing on the Accounts for CITBC's benefit and on CITBC's behalf, but at the Companies' expense; such privilege shall terminate automatically upon the institution by or against the Companies of any proceeding under any bankruptcy or insolvency law or, at the election of CITBC, upon the occurrence of any other Event of Default and until such Event of Default is waived in writing by CITBC or cured to CITBC's satisfaction. The Companies shall direct all of their account debtors and credit card processors to deposit any and all proceeds of Collateral into the Depository Account (as defined below), and any checks, cash, notes, chattel paper or other instruments or property received by the Companies with respect to any sales of Inventory and/or Accounts shall be held by the Companies in trust for CITBC for the benefit of CITBC, separate from the Companies' own property and funds, and turned over promptly, to CITBC with proper assignments or endorsements by deposit to the special depository account in CITBC's name designated by CITBC for such purposes (the "Depository Account"), provided that with respect to TKS and CCG, commencing March 3, 1997, any and all such proceeds shall be transfered no less frequently than weekly or such shorter period as CITBC may advise the Companies from time to time such that the amount of cash and cash equivalents on hand in any TKS and CCG premises and deposit accounts does not exceed $100,000 in the aggregate at any one time and provided further that such retained amounts shall be used solely for petty cash purposes of TKS's and CCG's retail operations in the ordinary course of business of such Companies. All amounts received by CITBC in payment of Accounts will be credited to the Companies' Revolving Loan Account one Business Day after CITBC's receipt of "collected funds" at CITBC's bank account in New York, New York if received no later than 1:00 p.m. Eastern Standard Time or on the next succeeding Business Day if received after 1:00 pm. No checks, drafts or other instrument received by CITBC shall constitute final payment to CITBC unless and until such instruments have actually been collected.

         3.5 Each of the Companies agrees to notify CITBC promptly of any matters materially affecting the value, enforceability or collectibility of any material Account and of all material customer claims, disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods and, in any event the aggregate amount thereof shall be set forth, in any applicable daily, weekly and monthly collateral reporting statements, as in effect from time to time. Each of the Companies agrees to issue credit memoranda promptly (with duplicates to CITBC upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until CITBC has notified the Companies that an Event of Default has occurred and that all future credits or allowances are to be made only after CITBC's prior written approval. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived or cured to CITBC's satisfaction and on notice from CITBC, the Companies agree that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Companies, marked with CITBC's name (as secured party) and held by the Companies for CITBC's account.

         3.6 (a) CITBC shall maintain an account on its books in the Companies' names (herein the "Revolving Loan Account") in which the Companies will be charged with loans and advances made by CITBC to any of the Companies or for their account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which CITBC may incur, in accordance with the terms hereof, in connection with the exercise by or for CITBC of any of the rights or powers herein conferred upon CITBC, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CITBC in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder. The Companies will be credited with all amounts received by CITBC from the Companies or from others for the Companies' account, including, as above set forth, all amounts received by CITBC in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Companies be a prerequisite to CITBC's right to demand payment of any Obligation. Further, it is understood that CITBC shall have no obligation whatsoever to perform in any respect any of the Companies' contracts, lease agreements or obligations relating to the Accounts.

         (b) In order to utilize the collective borrowing powers of MAGI, TKS and CCG, (collectively the "Collective Borrowers") in the most efficient and economical manner, and in order to facilitate the handling of the accounts of the Collective Borrowers on CITBC's books, the Collective Borrowers have requested, and CITBC has agreed to handle accounts of the Collective Borrowers on CITBC's books on a combined basis, all in accordance with the following provisions:

         (I) In lieu of maintaining separate accounts on CITBC's books in the name of each of the Collective Borrowers, CITBC shall maintain one account under the name: Media Arts Group, Inc. (herein the "Collective Account"). Confirmatory assignments of Accounts will continue to be made to CITBC by each of the Collective Borrowers. Loans and advances made by CITBC to any of the Collective Borrowers will be charged to the Collective Account indicated above, along with any charges and expenses under this Financing Agreement. The Collective Account will be credited, with all amounts received by CITBC from any of the Collective Borrowers or from others for their account including all amounts received by CITBC in payment of Accounts assigned to CITBC as provided in this Financing Agreement;

         (ii) Each month CITBC will render to the Collective Borrowers one extract of the combined Collective Account, which shall be deemed to be an account stated as to each of the Collective Borrowers and which will be deemed correct and accepted by all of the Collective Borrowers unless CITBC receives a written statement of exceptions from them within thirty (30) days after such extract has been rendered by CITBC. It is expressly understood and agreed by each of the Collective Borrowers that CITBC shall have no obligation to account separately to any of the Collective Borrowers;

         (iii) Requests for loans and advances may be made by MAGI as agent for the Collective Borrowers and CITBC is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitations and provisions set forth in this Financing Agreement. It is expressly understood and agreed by each of the Collective Borrowers that CITBC shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (x) any loans and advances made to any of the Collective Borrowers or (y) any of CITBC's expenses and charges relating thereto. All loans and advances are made for the Collective Account;

         (iv) The Collective Borrowers jointly and severally unconditionally guarantee to CITBC the prompt payment in full of (A) all loans and advances made and to be made by

CITBC to any of them under this Financing Agreement, as well as (B) all other Obligations of the Collective Borrowers to CITBC are joint and several;

         (v) All Accounts assigned to CITBC by any of the Collective Borrowers and any other collateral security now or hereafter given to CITBC by any of the Collective Borrowers (be it Accounts or otherwise), shall secure all loans and advances made by CITBC to any of the Collective Borrowers, and shall be deemed to be pledged to CITBC as security for any and all other Obligations of the Collective Borrowers to CITBC as set forth under this Financing Agreement or any other agreements between CITBC and any of the Collective Borrowers;

         (vi) It is understood that the handling of the accounts of the Collective Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Collective Borrowers and at their request, and that CITBC shall incur no liability to the Collective Borrowers as a result hereof. To induce CITBC to do so, and in consideration thereof, each of the Collective Borrowers hereby agrees to indemnify CITBC and hold CITBC harmless against any and all liability, expense, loss or claim of damage or injury, made against CITBC by any of the Collective Borrowers or by any third party whosoever, arising from or incurred solely by reason of (1) the method of handling the accounts of the Collective Borrowers as herein provided, (2) CITBC relying on any instructions of any of the Collective Borrowers, or (3) any other action taken by CITBC in accordance with this subparagraph (b) of Paragraph 6 of Section 3 of this Financing Agreement; and

         (vii) The foregoing request was made because the Collective Borrowers are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Collective Borrowers as required for the continued successful operation of each of the Collective Borrowers and the integrated operation. Each of the Collective Borrowers expects to derive benefit, directly or indirectly, from such availability since the successful operation of each of the Collective Borrowers is dependent on the continued successful performance of the functions of the integrated group. In addition, the Companies have informed CITBC that:

                 (a) in order to increase the efficiency and productivity of each of the other Collective Borrowers, MAGI has centralized in itself a cash management system which entails, in part, central disbursement and operating accounts in which it provides the working capital needs of each of the other Collective Borrowers and manages and timely pays the accounts payable of each of the other Collective Borrowers;

                 (b) MAGI is further enhancing the operating efficiencies of the other Collective Borrowers by purchasing, or causing to be purchased, in its name for its account all materials, supplies, inventory and services required by the other Collective Borrower which will result in reducing the operating costs of the other Collective Borrowers; and





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
                 (c) Since all of the Collective Borrowers are now engaged in an integrated operation that requires financing on an integrated basis and since each Collective Borrower expects to benefit from the continued successful performance of such integrated operations and in order to best utilize the collective borrowing powers of each Collective Borrower in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Collective Borrower and the existing back-office practices of the Collective Borrowers, each Collective Borrower has requested that all Revolving Loans and advances be disbursed solely upon the request of MAGI and to bank accounts managed solely by it and that it will manage for the benefit of each Collective Borrower the expenditure and usage of such funds.

         3.7 After the end of each month, CITBC shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring between CITBC and the Companies during that month. The monthly statements shall be deemed correct and binding upon each of the Companies and shall constitute an account stated between the Companies and CITBC unless CITBC receives a written statement of the exceptions within thirty
(30) days of the date of the monthly statement.

         3.8 In the event the total balance of Revolving Loans (after giving effect to all amounts which may be charged to the Companies' Revolving Loan Account hereunder) plus outstanding Letters of Credit exceed the Borrowing Base or the Revolving Line of Credit (herein the amount of any such excess shall be referred to as the "Excess"), such Excess shall be due and payable to CITBC for the benefit of CITBC immediately upon CITBC's demand therefor.

SECTION 4.  Intentionally Omitted

SECTION 5.  Letters of Credit

         In order to assist the Companies in establishing or opening documentary and standby Letters of Credit with an Issuing Bank to cover the purchase of inventory from sources outside of the continental United States, the Companies have requested CITBC to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CITBC's credit to the Companies and CITBC has agreed to do so. These arrangements shall be handled by CITBC subject to the terms and conditions set forth below.

         5.1 The purpose and extent of the standby Letters of Credit and changes or modifications to any documentary or standby Letter of Credit by the Companies and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of CITBC in the exercise of its reasonable discretion provided however, that: a) in no event may the aggregate amount of all such outstanding documentary and standby Letters of Credit exceed, in the aggregate, at any one time $2,000,000.00 (the "Letter of Credit Line of Credit"); b) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Companies, CITBC and the Issuing Bank; c) the Letters of Credit Line of Credit shall be deemed to be a subline within the Revolving Line of Credit and all Letters of Credit shall be (i) within the Revolving Line of Credit, (ii) within Availability and (iii) reserved dollar for dollar from Availability as an Availability Reserve; and (d) absent CITBC's consent to the contrary, such Letters of Credit shall expire on or before any applicable Anniversary Date.

         5.2 CITBC shall have the right, without notice to the Companies, to charge the Companies' Revolving Loan Account on CITBC's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by CITBC under the Letters of Credit Guaranty pursuant to this Financing Agreement at the earlier of a) payment by CITBC under the Letters of Credit Guaranty, or b) the occurrence of an Event of Default and acceleration of the Obligations hereunder (upon such charge, CITBC shall not charge the Companies the fees due pursuant to paragraph 8.3 hereof). Any payment by CITBC pursuant to any Letter of Credit Guaranty or any fees, charges or amounts charged to the Companies' Revolving Loan Account pursuant to this Section 5 or paragraphs
8.3 and 8.4 hereof shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 8, paragraph 8.1 of this Financing Agreement.

         5.3 Each of the Companies jointly and severally unconditionally indemnifies CITBC and holds CITBC harmless from any and all loss, claim or liability incurred by CITBC arising from any transactions or occurrences relating to Letters of Credit established or opened for the Companies' account, the collateral relating thereto and any drafts or acceptances thereunder, and all obligations and liabilities thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CITBC under the Letters of Credit Guaranty. Each of the Companies further agrees to jointly and severally hold CITBC harmless from any errors or omission, negligence or misconduct by the Issuing Bank. Each of the Companies' unconditional obligations to CITBC hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of CITBC's gross negligence or willful misconduct. Each of the Companies agrees that any charges incurred by CITBC for the Companies account by the Issuing Bank shall be conclusive on CITBC and may be charged to the Companies' Revolving Loan Account. Nothing herein shall be deemed to limit the Companies' rights with respect to the Issuing Bank.

         5.4 CITBC shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or any breach of contract between the shipper or vendors and the Companies. Furthermore, without being limited by the foregoing, CITBC shall not be responsible for any act or omission with respect to or in connection with any such goods, absent its gross negligence or willful misconduct.

         5.5 Each of the Companies agrees that any action taken by CITBC, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the related goods, shall be binding on the Companies and shall not put CITBC in any resulting liability to the Companies, absent CITBC's gross negligence or willful misconduct. In furtherance thereof, CITBC shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CITBC's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CITBC, all without any notice to or any consent from the Companies.

         5.6 Without CITBC's express consent and endorsement in writing, each of the Companies agrees in respect of Letters of Credit for which Letter of Credit Guaranties have been issued by CIT hereunder: a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit , drafts or acceptances; and b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by CITBC, not to i) clear and resolve any questions of non-compliance of documents, or ii) give any instructions as to acceptance or rejection of any documents or goods.

         5.7 Each of the Companies agrees that any necessary import, export or other licenses or certificates for the import or handling of shipped goods will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the shipped goods, or the financing thereof will have been promptly and fully complied with; and any certificates in that regard that CITBC may at any time request will be promptly furnished. In this connection, each of the Companies warrants and represents that all shipments made under any such Letters of Credit are in accordance in all material respects with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. Each of the Companies assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the shipped goods are or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies' risk, liability and responsibility.

         5.8 Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CITBC shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Companies to the Issuing Bank in any application for Letters of Credit , any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CITBC and apply in all respects to CITBC and shall be in addition to any rights, remedies, duties or obligations contained herein.


SECTION 6.  Collateral

         6.1 As security for the prompt payment in full of all loans and advances made and to be made to the Companies from time to time by CITBC pursuant hereto, as well as to secure the payment in full of the other Obligations, subject to Permitted Encumbrances, each of the Companies hereby pledges and grants to CITBC a first and exclusive continuing general lien upon and security interest in all of its and their respective:

         (a) present and hereafter acquired Inventory;

         (b) present and hereafter acquired Equipment;

         (c) present and future Accounts;

         (d) present and future Documents of Title;

         (e) present and future General Intangibles;

         (f) now or hereafter issued capital stock of TKS, CCG, MAGIEP and MAGIS owned of record by the Companies;

         (g) Other Collateral;

         (h) any Real Estate pledged as collateral security (subsequent to the Closing Date); and

         (i) the proceeds of any and all of the foregoing.

         6.2 The security interests granted hereunder shall extend and attach to:

         (a) All Collateral which is presently in existence and which is owned by any of the Companies or in which any of the Companies have any interest, whether held by the Companies or others for their account, and, if any Collateral is Equipment, whether the applicable Company's interest in such Equipment is as owner or lessee or conditional vendee;

         (b) All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment; and

         (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CITBC or the Companies from the Companies' customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Companies, or to the sale, promotion or shipment thereof.

         6.3 Each of the Companies agrees to safeguard, protect and hold all Inventory for CITBC's account and make no disposition thereof, provided that the Companies may sell and/or lease their Inventory in the ordinary course of the business of the Companies or pursuant to otherwise arms length transactions and on fair and reasonable terms and as further provided herein. Absent the occurrence of an Event of Default and notice from CITBC to the Companies to the contrary, as provided for below, any Inventory may be sold and shipped by the Companies to their customers in the ordinary course of the Companies' business, on open account and on terms currently being extended by the Companies to their customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to CITBC for the benefit of CITBC in accordance with paragraph 3.4 of Section 3 of this Financing Agreement. CITBC shall have the right to withdraw this permission upon notice from CITBC to the Companies at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived or cured to CITBC's satisfaction, in which event no further disposition shall be made of the Inventory by the Companies without CITBC's prior written approval. Cash sales or sales of Inventory in which a lien upon, or security interest in, Inventory is retained by such Companies shall be made by the Companies only with the approval of CITBC, and the proceeds of such sales or sales of inventory for cash shall not be commingled with the Companies' other property, but shall be segregated, held by the Companies in trust for CITBC as CITBC's exclusive property, and shall be delivered immediately by the Companies to CITBC in the identical form received by the Companies by deposit to the Depository Account. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in each of the Companies' Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, CITBC shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding the foregoing the Companies may make cash sales of Inventory, provided that (i) the same arise from retail sales in the ordinary course of business and (ii) the proceeds of such sales are turned over to CITBC by deposit in the Depository Account.

          6.4 Each of the Companies agrees at their own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each of the Companies also agrees to safeguard, protect and hold all Equipment for CITBC's account and make no disposition thereof unless the Companies first obtain the prior written approval of CITBC. Any sale, exchange or other disposition of any Equipment shall only be made by the Companies with the prior written approval of CITBC, and the proceeds of any such sales shall not be commingled with the Companies' other property, but shall be segregated, held by the Companies in trust for CITBC for the benefit of CITBC as CITBC's exclusive property, and shall be delivered immediately by the Companies to CITBC in the identical form received by the Companies by deposit to the Depository Account. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, CITBC shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, the Companies may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Companies' operations, provided, however, that (a) the then book value of the Equipment so disposed of does not exceed $100,000 in the aggregate for the Companies in any fiscal year and (b) the proceeds of such sales or dispositions are delivered to CITBC in accordance with the foregoing provisions of this paragraph, except that the Companies may retain and use such proceeds to purchase forthwith replacement Equipment which the Companies determine in their reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold, provided, however, that the aforesaid right shall automatically cease upon the occurrence of an Event of Default which is not cured within any applicable grace period or waived.

         6.5 The rights and security interests granted to CITBC hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account maintained in the Companies' name on the books of CITBC may from time to time be temporarily in a credit position, until the final payment in full to CITBC of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CITBC to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CITBC. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         6.6 To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then CITBC shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CITBC shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CITBC's rights hereunder.

         6.7 Any reserves or balances to the credit of the Companies and any other property or assets of the Companies in the possession of CITBC may be held by CITBC as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest CITBC may have in any other assets of the Companies, shall secure payment and performance of all now existing and future Obligations. CITBC may in its discretion charge any or all of the Obligations to the Revolving Loan Account of the Companies when due.

         6.8 The Companies shall use their best efforts to give to CITBC for the benefit of CITBC from time to time such mortgage, deed of trust or assignment on Real Estate acquired after the date hereof as CITBC shall require to obtain a valid first lien thereon subject only to those exceptions of title as set forth in future title insurance policies that are satisfactory to CITBC and to the Permitted Encumbrances.

         6.9 The Companies shall give to CITBC for the benefit of CITBC, and/or shall cause the appropriate party to give to CITBC, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) and capital stock (now or hereafter issued to and held by the Companies) of TKS, CCG, MAGIEP, JHL and MAGIS as CITBC shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Companies shall provide timely notice to CITBC of any additional material United States patents, trademarks, tradenames, service marks, copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date pursuant to filings under U.S. federal law and the Companies shall execute such documentation as CITBC may reasonably require to obtain and perfect its lien thereon. The Companies may enter into licensing agreements with respect to their General Intangibles in the ordinary course of their business and on fair and reasonable terms, provided that any such licensing agreements shall not adversely affect CITBC's security interest therein.

SECTION 7.  Representations, Warranties and Covenants

         7.1 Each of the Companies hereby warrants and represents and/or covenants that: i) the fair value of the Companies' assets on a consolidated basis exceed the book value of the Companies' liabilities; ii) each of the Companies is generally able to pay its debts as they become due and payable; and iii) each of the Companies does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. Each of the Companies further warrants and represents that: a) except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; b) Schedule 1 hereto correctly and completely sets forth each of the Companies' chief executive office and all of the Companies' Collateral locations and after filing of financing statements in the applicable filing clerks office in the states listed on the Perfection Certificate, this Financing Agreement, to the best of the Companies' knowledge after due inquiry, creates a valid, perfected, first priority lien on the Collateral, except for the Permitted Encumbrances; c) except for the Permitted Encumbrances, each of the Companies is or will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; d) each of the Companies will at their expense forever warrant and, at CITBC's reasonable request, defend the same from any and all claims and demands of any other person other than the Permitted Encumbrances; e) each of the Companies will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; f) the representations and warranties in the Perfection Certificate are true and correct; and g) the Equipment does not comprise a part of the Inventory of any of the Companies and that the Equipment is and will only be used by any of the Companies in their business and will not be held for sale or lease, or removed from their premises, or otherwise disposed of by any of the Companies without the prior written approval of CITBC except as otherwise permitted in paragraph 6.4 of
Section 6 of this Financing Agreement.

         7.2 Each of the Companies agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as CITBC shall reasonably require. Each of the Companies agrees that CITBC or its agents may enter upon the Companies' premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. Each of the Companies agrees to afford CITBC thirty (30) days prior written notice of any change in the location of any Collateral, other than in the ordinary course of business and to locations, that as of the date hereof, are known to CITBC and at which CITBC has filed financing statements and otherwise fully perfected its liens thereon, subject to Permitted Encumbrances. Each of the Companies is also to advise CITBC promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or to the security interests granted to CITBC therein.

         7.3 Each of the Companies agrees to: execute and deliver to CITBC, from time to time, solely for CITBC's convenience in maintaining a record of the Collateral, such written statements, and schedules as CITBC may reasonably require, designating, identifying or describing the Collateral pledged to CITBC hereunder. Any of the Companies' failure, however, to promptly give CITBC such statements, or schedules shall not affect, diminish, modify or otherwise limit CITBC's security interests in the Collateral.

         7.4 Each of the Companies agrees to comply with the requirements of all state and federal laws in order to grant to CITBC valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. CITBC is hereby authorized by the Companies to file any financing statements covering the Collateral whether or not such Companies' signature appears thereon. Each of the Companies agrees to do whatever CITBC may reasonably request, from time to time, by way of: searching records, filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with CITBC's custodians; keeping stock records; transferring proceeds of Collateral to CITBC's possession; and performing such further acts as CITBC may reasonably require in order to effect the purposes of this Financing Agreement.

         7.5 (a) Each of the Companies agrees to maintain insurance on its Real Estate, Equipment and Inventory (wherever located), if any, under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CITBC. CITBC acknowledges and accepts the insurance coverage in effect as of the Closing Date as being satisfactory (solely with respect to the Closing Date). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CITBC, to be made payable to CITBC, for the benefit of CITBC in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as CITBC may reasonably require to fully protect CITBC's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies.
All original policies or true copies thereof are to be delivered to CITBC, premium prepaid, with the loss payable endorsement in CITBC's favor, and shall provide for not less than thirty (30) days prior written notice to CITBC of the exercise of any right of cancellation. At the Companies' request, or if any of the Companies fail to maintain such insurance, CITBC may, in its reasonable business judgement arrange for such insurance, but at the Companies' expense and without any responsibility by CITBC's part and CITBC for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived or cured to CITBC's satisfaction, CITBC shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CITBC, have the sole right, in the name of CITBC or the Companies, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (b)(i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory of any Company shall first reduce the Revolving Loan Account, provided that upon the occurrence of an Event of Default CITBC may apply such proceeds as it may reasonably deem appropriate;

         ii) In the event any part of any of the Companies' Real Estate or Equipment is damaged by fire or other casualty and the insurance proceeds for such damage or other casualty (the "Proceeds") are less than or equal to $100,000.00, the Companies may in their discretion either apply such proceeds to the restoration or replacement thereof or such proceeds shall reduce such Company's outstanding Obligations and be applied to the Revolving Loan Account.

         iii) As long as an Event of Default has not occurred (which is not cured to CITBC's satisfaction), the Companies have sufficient business interruption insurance to replace the related lost profits of any of the Companies' facilities, and the Proceeds are in excess of $100,000.00, such Companies may elect (by delivering written notice to CITBC) to apply all such proceeds to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Proceeds as set forth above, CITBC may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CITBC, apply the Proceeds to the payment of the Obligations in such manner and in such order as CITBC may reasonably elect. If the Companies elect to so use the Proceeds, proceeds of insurance on Equipment and Real Estate in excess of $100,000.00 will be applied to the reduction of the Revolving Loans. Prior to the commencement of any restoration, repair or replacement of Real Estate, the Companies shall provide CITBC with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient Proceeds to cover the cost of restoration as so determined, the Companies shall be responsible for the amount of any such insufficiency, and shall demonstrate evidence of such prior to the commencement of restoration.

         7.6 Each of the Companies agrees to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon any of the Companies or the Collateral and if such taxes remain unpaid after the date fixed for the payment thereof unless: (i) such taxes are being diligently contested in good faith by the Companies by appropriate proceedings, (ii) the Companies establish such reserves as may be required by GAAP or, in the alternative or in addition thereto, CITBC establishes an Availability Reserve in such amount as CITBC may determined in its reasonable discretion, or (iii) or if any lien shall be claimed thereunder x) for taxes due the United States of America or any state thereof having similar tax priority status, or y) which in CITBC's opinion might create a valid obligation having priority over the rights granted to CITBC herein, CITBC may, on the Companies' behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to CITBC on demand.

         7.7 Each of the Companies: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of any of the Companies' business; provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CITBC's reasonable opinion, materially and adversely affect CITBC's rights or priority in the Collateral; (b) shall qualify to do business or shall provide CITBC with reasonable evidence that they are exempt from any such qualifications and/or filing requirement for any state requiring the filing of a business activity report or similar document in order for the Companies to file a claim or other judicial remedy with respect to any of their account debtors in such state, provided that the aggregate amount of such Accounts in any such state exceed $10,000; (c) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future applicable to the ownership and/or use of their real property and operation of their business which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies. Each of the Companies jointly and severally hereby indemnifies CITBC, and agrees to defend and hold CITBC harmless from and against any and all loss, damage, claim, liability, injury or expense which CITBC may sustain or incur (other than solely as a result of the physical actions comprising gross negligence of CITBC on the Companies' premises) in connection with: any claim or expense asserted against CITBC as a result of any environmental pollution, hazardous material or environmental clean-up of any of the Companies' Real Estate or any claim or expense which results from any of the Companies' operations (including, but not limited to, any of the Companies' off-site disposal practices); any claim or expense relating to any of the Companies' Inventory and/or Equipment and each of the Companies further agrees that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations or amounts payable hereunder; and (d) shall not be deemed to have breached any provision of paragraph 7.7 (c) if (i) the failure to comply with the requirements of this paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Companies promptly commence and diligently pursue a cure of such breach, (iii) such failure is cured within fifteen (15) business days following the Companies' receipt of notice of such failure, and (iv) such failure has not resulted in a material adverse effect on the business, financial condition or operations of any of the Companies or on the Collateral. Upon receipt by any of the Companies of any notice of non-compliance with any applicable environmental rules or regulation, of any required expenditures for compliance, any spill or omission or other regulated "event", or any claim resulting from any of the Companies' business or practices or relating to the Collateral, the applicable Companies shall establish such reserves as may be required by GAAP or, in the alternative or in addition thereto, CITBC may establish an Availability Reserve in such amount as CITBC may require in its reasonable discretion (based on projected costs of remediation as set forth in any applicable environmental audit).

         7.8 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree that, unless CITBC shall have otherwise consented in writing, the Companies will furnish to
CITBC: (a) within ninety (90) days after the end of each fiscal year of the Companies, an audited Consolidated Balance Sheet and (unaudited) Consolidating Balance Sheet attached thereto (the latter shall be certified by the chief financial officer of each Company as at the close of such year), and statements of profit and loss, cash flow and reconciliation of surplus of the Companies, their affiliates and all subsidiaries of each for such year, audited by independent public accountants selected by the Companies and reasonably satisfactory to CITBC, provided that the Companies shall provide CITBC with an internal draft year end consolidated balance sheet, statement of profit and loss and cash flow within sixty (60) days of each fiscal year end; (b) within forty-five (45) days after the end of each fiscal quarter that is not the last quarter of a fiscal year, a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies and their subsidiaries of each, certified by an authorized financial or accounting officer of the Companies;
(c) within forty-five (45) days after the end of each month that is not the last month of a fiscal year a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Companies; and (d) from time to time, such further information regarding the business affairs and financial condition of the Companies as CITBC may reasonably request, including without limitation
(a) the accountant's management practice letter and (b) annual cash flow projections in form satisfactory to CITBC. Each financial statement which the Companies are required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (i) the financial statement(s) fairly and accurately represent(s) the Companies' financial condition at the end of the particular accounting period, as well as the Companies' operating results during such accounting period, subject to year-end audit adjustments; (ii) during the particular accounting period (y) there has been no Default or Event of Default under this Financing Agreement, provided however that, if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate and (z) the Companies have not received any notice of cancellation with respect to their property insurance policies; and
(iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

         7.9 The Companies shall maintain at all times during the periods below, Net Worth of not less than the following amounts during the following periods:

         a) MAGI shall maintain a Net Worth on a stand alone basis of not less than $14,000,000 at all times.

         b) TKS and CCG shall maintain a combined Net Worth of not less than $50,000 at all times.

         c) The Companies and their consolidated subsidiaries shall maintain, on a consolidated basis, a Net Worth of not less than the following amounts at all times during each of the following fiscal quarters:

                          Fiscal Quarter                                     Net Worth
                 (i)      Closing Date through March 31, 1997                              $2,000,000
                 (ii)     April 1, 1997 through June 30, 1997                              $2,100,000
                 (iii)    July 1, 1997 through September 30, 1997                          $2,800,000
                 (iv)     October 1, 1997 through December 31, 1997                        $4,300,000
                 (v)      January 1, 1998 through March 31, 1998                           $4,500,000
                 (vi)     April 1, 1998 through June 30, 1998                              $4,700,000
                 (vii)    July 1, 1998 through September 30, 1998                          $5,500,000
                 (viii)   October 1, 1998 through December 31, 1998                        $6,900,000
                 (ix)     January 1, 1999 and at all times thereafter                      $7,000,000


         7.10 Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, each of the Companies agrees that, without the prior written consent of CITBC, except as otherwise herein provided, the Companies or any one of them, will not:

         A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise), to exist on any of the Collateral, any other assets or goods, capital stock, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

         B. Incur or create any Indebtedness other than the Permitted Indebtedness;

         C. Borrow any money on the security of the Companies' Collateral from sources other than CITBC except for Permitted Indebtedness;

         D. Sell, lease, assign, transfer or otherwise dispose of i) Collateral, except for the use of cash in the ordinary course of business or as otherwise specifically permitted by this Financing Agreement or ii) either all or substantially all of the Companies' assets, which do not constitute Collateral;

         E. Merge, consolidate or otherwise alter or modify their corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Companies or acquire all or substantially all of the stock or assets of any corporation or entity, except that the Companies may (i) merge with each other and/or (ii) change their corporate name or address, provided that in any instance under clause (i) and (ii), (x) the Companies shall give CITBC thirty (30) days prior written notice thereof and
(y) the applicable Companies shall execute and deliver prior to or simultaneously with any such action any and all documents and agreements requested by CITBC (including, without limitation, any and all U.C.C. financing statements) to confirm (A) the assumption by the surviving corporation of all Obligations to CITBC of the other Company so merged, (B) the continuation and preservation of all security interests and liens granted to CITBC hereunder, and (C) that such surviving corporation adopts, ratifies and confirms its agreement to be bound by and comply with this Financing Agreement;

         F. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and except for obligations of other Companies with respect to leased obligations;

         G.      Except for inter-company loans or distributions set forth in
(H) below, declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, and MAGI and the Companies shall not make any cash payments pursuant to any now or hereafter issued warrants or warrant agreements and any "put" or "call" rights thereunder, including without limitation any warrant or similar agreements with LLCP, and/or pursuant to any convertible notes issued to John Hine, JHL or any affiliate thereof, except that: (a) TKS or CCG may declare and pay dividends on their capital stock to MAGI and the Companies may redeem the capital stock owned by its or their retired, deceased or terminated officers or shareholders which MAGI is contractually obligated to redeem, provided that, in no event shall the aggregate amount of such dividends under this clause (a) exceed $100,000.00 in the aggregate in any fiscal year; (b) pay income or franchise taxes of the Companies due as a result of the filing of a consolidated, combined or unitary tax return in which the operations of the Companies are included, provided further that, in any instance under this subparagraph G, i) the Companies, or any one of them, are not then in breach or violation of this Financing Agreement, ii) after giving effect to such payment, no Default or Event of Default has occurred hereunder, and iii) each of the Companies has sufficient working capital to pay its debts as they come due;

         H. Make any advance or loan to, or any investment in, any firm, entity, person or corporation, provided that the Companies may make (a) inter-company loans in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding and (b) loans and advances to their employees in the ordinary course of their business in an amount not to exceed $250,000 in the aggregate at any one time outstanding; or

         I. Make any cash payments to John Hine, JHL or any affiliates thereof.

         7.11 Without the prior written consent of CITBC, the Companies will not: a) enter into any Operating Lease if after giving effect thereto the aggregate obligations, on a consolidated basis, with respect to Operating Leases of the Companies during any fiscal year would exceed $3,000,000 or b) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations, on a consolidated basis, with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any period below in the aggregate amount in excess of:

         a)      $300,000.00 for the fiscal quarter ending March 31, 1997;

         b)      $2,000,000.00 for the fiscal year ending March 31, 1998; and

         c) $2,200,000.00 for the fiscal year ending March 31, 1999, and for each fiscal year ending thereafter.

         7.12 The Companies shall maintain a Fixed Charge Coverage Ratio (calculated at the end of each fiscal quarter indicated below for the applicable period) of at least:

         Period                                                              Ratio
         a)      For the two (2) fiscal quarters ending
                  March 31, 1997                                             1.05 to 1.0
         b)      For the three (3) fiscal quarters ending
                  June 30, 1997                                              1.05 to 1.0
         c)      For the four (4) fiscal quarters ending
                 September 30, 1997                                          1.05 to 1.0
         d)      and the four (4) fiscal quarters ending
                 December 31, March 31, June 30,
                 September 30 and thereafter                                 1.05 to 1.0


For purposes hereof the calculation of the Fixed Charge Coverage Ratio shall not include: (I) the $150,000 fee payment and the $592,500 principal payment to LLCP made on or about the Closing Date by the Companies; (ii) any amount received pursuant to the Tax Refund and (iii) the $2,000,000 principal payment which is anticipated to be made to LLCP in accordance with paragraph 10.1 (h) hereof.

         7.13 Notwithstanding any provision to the contrary contained herein, in the event that the Companies' aggregate Availability for each day of the thirty (30) day period immediately preceding any applicable calculation date for any of the above Financial Covenants is $2,500,000 or more, such Financial Covenants shall not be effective solely for any such calculation date and the Companies shall have no obligation hereunder to comply with such Financial Covenants with respect to such calculation date. The foregoing contemplates that the Companies' accounts payable and any other Indebtedness is current in the ordinary course of business of each Company (excluding debts and obligations relating to Richard Archer Perkins, John Hine and JHL).

         7.14 The Companies shall maintain life insurance on (a) Thomas Kinkade in the amount of not less than $5,000,000.00 and (b) Ken Raasch in the amount of not less than $1,000,000, and assign to CITBC within thirty (30) days of the Closing Date, all rights under the aforesaid life insurance policies as additional collateral for the Obligations.

         7.15 Each of the Companies agrees to advise CITBC in writing of: a) all expenditures (actual or anticipated) in excess of $150,000.00 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the impact of said expenses on such Company's working capital; and b) any notices any of the Companies receive from any local, state or federal authority advising the Companies of any environmental liability (real or potential) stemming from any of the Companies' operations, their premises, their waste disposal practices, or waste disposal sites used by any of the Companies and to provide CITBC with copies of all such notices.

         7.16 Without the prior written consent of CITBC, each of the Companies agrees that they will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any of the Companies or their subsidiaries or affiliates, provided that the Companies may extend or amend any such transactions in effect as of the Closing Date and enter into sale and service transactions in the ordinary course of their business and pursuant to the reasonable requirements of such Company with such other Company or its subsidiaries or affiliates upon fair and reasonable terms or less favorable to such Company, subsidiary or affiliate than could be obtained in a comparable arms-length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to such transaction.

         7.17 CCG shall merge with TKS on or before April 30, 1997 and TKS shall be the survivor thereof, all in form and substance satisfactory to CITBC.

SECTION 8.  Interest, Fees and Expenses

         8.1 a) Interest on the Revolving Loans shall be payable monthly as of the end of each month and with respect to Chase Bank Rate Loans shall be an amount equal to the lesser of (a) the Maximum Legal Rate or (b) the Chase Bank Rate plus one percent (1%) per annum on the average of the net balances owing by the Companies to CITBC in the Companies' Revolving

Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder shall change, as of the first of the month following any change, so as to remain one percent (1%) above the Chase Bank Rate. The rate hereunder shall be calculated based on a 360-day year. CITBC shall be entitled to charge the Companies' Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

         b) Subject to compliance with each of the conditions set forth below, and for periods ending subsequent to September 30, 1997, the Companies will be entitled to interest rate concessions (each an "Interest Rate Concession") as outlined below:

         (x) if the Companies maintain an EBITDA of more than $8,000,000 for any consecutive twelve (12) month period tested at the end of each fiscal quarter, the interest rates set forth in subparagraph (a) above will be reduced by one-quarter of one percent (1/4 of 1%) as of the effective date indicated below and only after the CITBC's receipt of the Companies' financial statements (as more fully provided in Section 7, Paragraph 7.8 hereof) for such twelve
(12) month period, provided that the Companies shall be entitled to only one
(1) 1/4 of 1% Interest Rate Concession under this clause (x), provided further that in the event that the Companies shall, at any time after the effective date of any Interest Rate Concession hereunder, fail to maintain the EBITDA (calculated and tested in accordance with the provisions hereof) required to achieve any such Interest Rate Concession, the rate in subparagraph
(a) above shall be increased (as of the effective date determined below) by one quarter of one percent (1/4 of 1%); and

         (y) if the Companies maintain an EBITDA of more than $10,000,000 for any consecutive twelve (12) month period tested at the end of each fiscal quarter, the interest rates set forth in subparagraph (a) above will be further reduced by one quarter of one percent (1/4 of 1%) as the effective date indicated below and only after CITBC's receipt of the Companies' financial statements (as more fully provided in Section 7, Paragraph 7.8 hereof) for such twelve (12) month period, provided that the Companies shall be entitled to only one (1) 1/4 of 1% Interest Rate Concession under this clause (y), provided further that in the event that the Companies shall, at any time after the effective date of any Interest Rate Concession hereunder, fail to maintain the EBITDA (calculated and tested in accordance with the provisions hereof) required to achieve any such Interest Rate Concession, the rate in subparagraph
(a) above shall be increased (as of the effective date determined below) by one quarter of one percent (1/4 of 1%);.

         In addition to the foregoing requirements, each Interest Rate Concession is subject to the Companies' compliance with each of the following conditions:

         i) timely receipt of the Companies' financial statements referred to above;

         ii) the absence of any Default or Event of Default on the date of receipt of such financial statements and the absence of any Default or Event of Default on the effective date of any Interest Rate Concession;

         iii) as to the spread over the Chase Bank Rate, the Interest Rate Concession will be effective on the first day of the month occurring after receipt of such financial statements; and

         iv) in no event may the total of all Interest Rate Concessions exceed one-half of one percent ( 1/2 of 1%).


         8.2 Intentionally Omitted

         8.3 In consideration of the Letter of Credit Guaranty of CITBC, the Companies shall pay CITBC the Letter of Credit Guaranty Fee which shall be an amount equal to (a) one and one half percent (1.5%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such Letter of Credit, and (b) one and one half percent (1.5%) of the face amount of each documentary Letter of Credit, payable upon issuance, in each case to the extent CITBC has issued a Letter of Credit Guaranty in connection therewith.

         8.4 Any charges, fees, commissions, costs and expenses charged to CITBC for the Companies' account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Companies' Revolving Loan Account in full when charged to or paid by CITBC and when made by any such Issuing Bank shall be conclusive on CITBC.

         8.5 The Companies shall jointly and severally reimburse or pay CITBC, as the case may be, for: (i) all Out-of-Pocket Expenses of CITBC and (ii) any applicable Documentation Fee (other than such portion paid pursuant to Section 8.7).

         8.6 Upon the last Business Day of each month, commencing with February 28, 1997, the Companies shall jointly and severally pay CITBC the Line of Credit Fee.

         8.7 To induce CITBC to enter into this Financing Agreement and to extend to the Companies the Revolving Loans and Letters of Credit Guaranties, the Companies shall jointly and severally pay to CITBC a Loan Facility Fee in the amount of $75,000.00 (which amount includes the Documentation Fee in subparagraph (i) of the definition thereof) payable upon execution of this Financing Agreement, provided that the $50,000 Commitment Fee previously paid by the Companies to CITBC shall be either returned to the Companies or credited against the foregoing Loan Facility Fee.

         8.8 On the Closing Date and each anniversary of the Closing Date thereafter, the Companies shall jointly and severally pay to CITBC the Collateral Management Fee.

         8.9 The Companies shall jointly and severally pay CITBC's standard charges for, and the fees and expenses of, CITBC personnel used by CITBC for reviewing the books and records of the Companies and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable until the occurrence of an Event of Default if the Companies are paying a Collateral Management Fee.

         8.10 Each of the Companies hereby (i) confirms that it is jointly and severally liable for any and all Obligations hereunder, and (ii) authorizes CITBC to charge the Companies' Revolving Loan Account or other such other account maintained with CITBC with the amount of any and all Obligations and/or payments due hereunder as such payments become due; all irrespective of whether any such amount is due from such Company. The Companies confirm that any charges which CITBC may so make to the Companies' Revolving Loan Account as herein provided will be made as an accommodation to the Companies and solely at CITBC's discretion.



SECTION 9.  Powers

         Each of the Companies hereby constitutes CITBC or any person or agent CITBC may designate as their attorney-in-fact, at the Companies' cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Companies' Obligations to CITBC have been paid in full:

         (a) To receive, take, endorse, sign, assign and deliver, all in the name of CITBC or any of the Companies, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

         (b) To receive, open and dispose of all mail addressed to any of the Companies and to notify postal authorities to change the address for delivery thereof to such address as CITBC may designate;

         (c) To request from customers indebted on Accounts at any time, in the name of CITBC or any of the Companies or that of CITBC's designee, information concerning the amounts owing on the Accounts;

         (d) To transmit to customers indebted on Accounts notice of CITBC's interest therein and to notify customers indebted on Accounts to make payment directly to CITBC for the Companies' account; and

         (e) To take or bring, in the name of CITBC or any of the Companies, all steps, actions, suits or proceedings deemed by CITBC necessary or desirable to enforce or effect collection of the Accounts.

         Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC or cured to CITBC's satisfaction. In addition, absent the occurrence of a Default or Event of Default, the powers set forth in
(c) above will only be exercised in the name of the Companies or a certified public accountant designated by CITBC.


SECTION 10.  Events of Default and Remedies

         10.1 Notwithstanding anything hereinabove to the contrary, CITBC may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

         a) cessation of the business of the Companies, or any one of them or the calling by the Companies of a meeting of the creditors of the Companies, or any one of them for purposes of compromising its or their debts and obligations, excluding the Companies negotiation of their Indebtedness allegedly due to John Hine, Richard Archer Perkins and/or shareholders or creditors of JHL;

         b) the failure of the Companies, or any one of them, to generally meet its or their debts as they mature (excluding debts relating to JHL and John Hine);

         c) (i) the commencement by any of the Companies or the Guarantors of any bankruptcy, insolvency, arrangement (including a general assignment for the benefit of creditors), reorganization, receivership or similar proceedings under any federal or state law; and (ii) the commencement against any of the Companies or the Guarantors of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Companies or any one of them, as applicable, which proceeding shall not have been controverted within ten (10) days or shall not have been dismissed and vacated within thirty (30) days of commencement, or any of the actions sought in any such proceeding shall occur or the Companies (or Company, as applicable) shall take action to authorize or effect any of the actions in any such proceeding;

         d) breach by the Companies, or any one of them, in any material respect of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph e below), the Loan Documents or in any other written agreement between the Companies and CITBC, provided that such breach by such Companies of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to CITBC's satisfaction for a period of thirty (30) days from the date of notice of such breach;

         e) breach by the Companies, or any one of them, of any warranty, representation or covenant of Section 3, the first two sentences of Paragraph 3.3, and Paragraph 3.4; Section 6, Paragraphs 6.3 and 6.4 (other than the first sentence of paragraph 6.4); Section 7, Paragraphs 7.1, 7.5, 7.6, and 7.9 through 7.12;

         f) failure of any of the Companies to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CITBC from charging such amounts to the Companies' Revolving Loan Account on the due date thereof;

         g) the Companies, or any one of them, shall I) engage in any "prohibited transaction" as defined in ERISA, ii) have any "accumulated funding deficiency" as defined in ERISA, iii) have any Reportable Event as defined in ERISA, iv) terminate any Plan, as defined in ERISA or v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA, and with respect to this sub-paragraph (g) such event or condition x) remains uncured for a period of thirty (30) days from date of occurrence and y) could, in the reasonable opinion of CITBC, subject the Companies to any tax, penalty or other liability material to the business, operations or financial condition of any of the Companies;

         h) without the prior written consent of CITBC, the Companies shall x) amend or modify the Subordinated Debt, y) make any payment on account of the Subordinated Debt, except for regularly scheduled payments of principal and interest (absent prepayment or acceleration), as expressly permitted in the Subordination Agreement, provided that the Companies may pay (i) a $11,500 fee and a principal payment of approximately $592,000 on or about the Closing Date, provided that the Companies' availability is in an amount of $1,000,000 or more after giving effect to any such payments (the foregoing contemplates that the Companies' payables are current in the ordinary course of their business), and (ii) a payment of up to $2,000,000 A) after receipt of the Tax Refund, provided that such payment does not exceed the amount of the Tax Refund, or B) on or about December 15, 1997, provided that, after giving effect to the foregoing payment the Companies' aggregate Availability is in an amount of $4,000,000 or more (the foregoing contemplates that each of the Companies' accounts payable and other Indebtedness is current in the ordinary course of business (excluding debts and obligations relating to Richard Archer Perkins, John Hine and JHL)), or z) fail to deliver or cause to be delivered any now or hereafter issued capital stock of TKS, CCG, MAGIEP and MAGIS;

         i) upon the occurrence of an event of default which would permit the Indebtedness due thereunder to be accelerated pursuant to (i) any of the Subordinated Debt, or (ii) any document or agreement of the Companies, or any one of them, evidencing Indebtedness of any of the Companies in excess of the amount of $100,000;

         j) (I) Ken Raasch ceases for any reason whatsoever (other than as a result of death or disability) to be actively engaged in the management of the Companies, (ii) Thomas Kinkade ceases for any reason whatsoever (other than as a result of death or disability) to be actively engaged as a director of and art director to the Companies, or (iii) upon the occurrence of a "change of control" (as set forth in the Senior Secured Subordinated Note and agreements between LLCP and the Companies);

         k) upon the occurrence of any material breach pursuant to the Companies' worldwide licensing agreement with Thomas Kinkade or upon (i) termination thereof, or (ii) any modification or amendment thereof in any material adverse manner to the Companies; or

         l) the Companies failure to file applicable federal tax returns on or before July 10, 1997 with respect to the Tax Refund.


         10.2 Upon the occurrence of a Default and/or an Event of Default, CITBC may, at its option, declare that, all loans, advances and extensions of credit provided for in paragraph 3.1 of Section 3, 4 and 5 of this Financing Agreement shall be thereafter in CITBC's sole discretion and the obligation of CITBC to make Revolving Loans and/or open Letters of Credit shall cease unless such Default or Event of Default is waived in writing by CITBC or cured to CITBC's satisfaction, and upon the occurrence of an Event of Default CITBC may, at its option, declare that: i) all Obligations shall become immediately due and payable; ii) CITBC may charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement provided that in respect to clause "(ii)" above a) CITBC has given the Companies written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the Event listed in paragraphs 10.1(a), (b) or (c) of this Section 10 and b) the Companies have failed to cure the Event of Default within ten
(10) days after x) CITBC deposited such notice in the United States mail or y) immediately upon the occurrence of the Event of Default listed in paragraph 10.1(a), (b) or (c) of this Section 10; and iii) CITBC may immediately terminate this Financing Agreement upon notice to the Companies, provided, however, that no notice of termination is required if the Event of Default is the Event listed in paragraph 10.1(a), (b) or (c) of this Section 10. The exercise of any option is not exclusive of any other option which may be exercised at any time by CITBC.

         10.3 Immediately upon the occurrence of any Event of Default, CITBC may, at its option, and to the extent permitted by law and subject to the rights of any holders of Permitted Encumbrances holding claims senior to CITBC:
(a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CITBC may use, at the Companies' expense, such of the Companies' personnel, supplies or space at the Companies' places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies or CITBC, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of any of the Companies or CITBC; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CITBC's sole option and discretion, and CITBC may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each of the Companies; (d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory and Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CITBC shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any of the Companies or CITBC, or in the name of such other party as CITBC may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CITBC in their sole discretion may deem advisable, and CITBC shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CITBC shall have the right, at its option and in its reasonable business judgement, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CITBC shall deem appropriate. Each of the Companies agrees, at the request of CITBC, to assemble the Inventory and Equipment and to make it available to CITBC at premises of any of the Companies or elsewhere and to make available to CITBC the premises and facilities of the Companies for the purpose of CITBC's taking possession of, removing or putting the Inventory and Equipment in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CITBC's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by CITBC to the payment of the Companies' Obligations, whether due or to become due, in such order as CITBC may elect, and the Companies shall remain liable to CITBC for any deficiencies, and CITBC in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The mortgage, deed of trust or assignment on Real Estate shall govern the rights and remedies of CITBC with respect thereto.



SECTION 11. Termination

         Except as otherwise permitted herein, the Companies and CITBC may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Anniversary Date and then only by giving the other at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CITBC may terminate the Financing

Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in paragraph 10.1(a)
(b) (c) of Section 10 of this Financing Agreement, CITBC may regard the Financing Agreement as terminated and notice to that effect is not required. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. Notwithstanding the foregoing, the Companies may terminate this Financing Agreement and the Line of Credit prior to any applicable Anniversary Date upon sixty (60) days' prior written notice to CITBC and payment of the Early Termination Fee. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CITBC may withhold any balances in the Companies' Revolving Loan Account (unless supplied with an indemnity satisfactory to CITBC) to cover all of the Companies' Obligations, whether absolute or contingent. All of CITBC's, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.


SECTION 12.  Miscellaneous

         12.1 Each of the Companies hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CITBC or the Companies to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by CITBC of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

         12.2 THIS WRITTEN AGREEMENT, THE LOAN DOCUMENTS AND THE OTHER DOCUMENTS REFERENCED HEREIN OR CONTEMPLATED HEREBY REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES, SUPERSEDES ANY PRIOR AGREEMENTS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO, MAY ONLY BE MODIFIED IN WRITING SIGNED BY THE PARTIES HERETO, AND SHALL BIND THE RESPECTIVE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         12.3  In no event shall the Companies, or any one of them, upon demand
by CITBC   for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CITBC shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law (herein "Maximum Legal Amount"). It is the intent of the Companies and CITBC to conform strictly to all applicable state and federal usury laws. All agreements between the Companies and CITBC whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged or received by CITBC for the use, forbearance, or detention of the money loaned hereunder or otherwise, or for the payment or performance of any covenants or obligations contained herein or in any other document evidencing, securing or pertaining to the Obligations evidenced hereby which may be legally deemed to be for the use, forbearance or detention of money, exceed the maximum amount which any of the Companies is legally entitled to contract for, charge or collect under applicable state or federal law. If from any circumstance whatsoever fulfillment of any provision hereof or of such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance CITBC shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness hereof and any other amounts due with respect to the Obligations evidenced hereby, but not to the payment of interest and if such amount which would be excessive interest exceeds the Obligations and all other non interest indebtedness described above, then such additional amount shall be refunded to the Companies. This paragraph shall control every other provision hereof and any other agreement made in connection herewith.

         12.4 If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

         12.5 EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. EACH OF THE COMPANIES HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

         12.6 Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by confirmed telegram, telecopy or telex, or three days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

(A) if to CITBC, at:

The CIT Group/Business Credit, Inc.
300 South Grand Avenue
Los Angeles, CA 90071
Attn: Regional Manager

(B) if to the Companies at:

c/o Media Arts Group, Inc.
521 Charcot Avenue
San Jose, CA 95131
Attn: Bud Peterson


or to such other address as any party may designate for itself by like notice.

         12.7 THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

         12.8 The Companies have made and will, from time to time, make available to CITBC certain non-public and confidential financial and other business information (the "Confidential Information") relating to their businesses. CITBC agrees to maintain the confidentiality of all Confidential Information provided to CITBC by or on behalf of the Companies or any of their subsidiaries, and to disclose such information only (a) to officers, directors or employees of CITBC or to CITBC's legal or financial advisors or its affiliates or assigns, in each case to the extent necessary to carry out this Financing Agreement and the other Loan Documents in the ordinary course of its business and consistent with its practices, (b) to any other person to the extent the disclosure of such information to such person is required in connection with the examination of CITBC's records by appropriate authorities, or pursuant to court order, subpoena or other legal process, or otherwise as required by law or regulation, and (c) to participants or potential participants or co-lenders, but only after such participants or potential participants have executed a written confidentiality agreement substantially in the form of this paragraph 12.8. CITBC shall not be required to maintain the confidentiality of any portion of the Confidential Information which (a) becomes generally available to the public other than by CITBC's unauthorized disclosure, (b) is know by CITBC or its agents, affiliates, directors, officers, advisors or representatives prior to disclosure by the Companies or
(c) becomes available to CITBC from a source other than the Companies, provided that the disclosure of Confidential Information to CITBC by such source does not violate a confidentiality agreement or duty imposed on such source of which CITBC has actual knowledge.

         12.9 This Financing Agreement embodies the whole agreement of the parties and may not be modified except in writing, and no course of dealing between CITBC and any of the Companies shall be effective to change or modify this Financing Agreement. CITBC's failure to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter, and such rights shall be considered as cumulative rather than alternative. No knowledge of any breach or other nonobservance by any of the Companies of the terms and provisions of this Financing Agreement shall constitute a waiver thereof, nor a waiver of any obligations to be performed by the Companies hereunder.

         Upon a default by the Companies, CITBC may elect to non-judicially or judicially foreclose against any real or personal property security CITBC holds for the Obligations, or any part thereof, or exercise any other remedy against the Companies or the Collateral. No such action by CITBC will release or limit the liability of the Companies hereunder, even if the effect of that action is to deprive the Companies of the right to collect reimbursement from any of the other Companies for any sums paid to CITBC.

         The Companies hereby acknowledge and agree that the Companies are knowingly waiving in advance as a result of the provisions hereof a complete or partial defense it or they may later have had arising from CCP Section 580d or 580a based upon the CITBC's subsequent election to conduct a private nonjudicial foreclosure sale, even though such election would destroy, diminish or affect either the Companies' rights against the principal obligor or the Companies' rights to pursue the principal obligor for reimbursement, subrogation, contribution or indemnity.

         Without limiting the foregoing or any provision hereof, the Companies hereby expressly waive any and all rights, estoppels and benefits which might otherwise be available from time to time under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2849, 2850, 2899 and 3433, and California Code of
Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

         Each of the Companies represents and warrants to CITBC that the execution, delivery and performance of this Financing Agreement, and of any documents securing the obligations under this Financing Agreement, (a) are not done with actual intent to hinder, delay or defraud creditors, (b) are not done at a time when the fair value of their consolidated assets, are less than their consolidated debts, (c) are not done at a time when any such Company intends or believes or reasonably should believe that it will incur debts beyond its ability to pay as such debts mature or otherwise become due and (d) based upon the Companies' historical needs and future projections, are not done at a time when they are engaged in business or a transaction, or are about to engage in business or a transaction, for which their property is unreasonably small capital or for which their remaining assets are unreasonably small in relation to their business or transaction absent extraordinary and unforeseen circumstances.
Each of the Companies hereby confirms that each of the waivers set forth herein are made with full knowledge of their significance and consequences and after due deliberation.

         IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above. This Financing Agreement shall take effect as of the date set forth above after being accepted below by an officer of CITBC after which, CITBC shall forward to the Companies a fully executed original for its files.

                                  Very truly yours,

                                  The CIT Group/Business Credit, Inc.
                                  as Lender

                                  By   /s/ Jeff Simon
                                    ---------------------------------
                                    Vice President


Read and Agreed to:

Media Arts Group, Inc.


By  /s/ Kenneth Raasch
  ---------------------------------
Title:                    President

Thomas Kinkade Stores, Inc.


By  /s/ Kenneth Raasch
  ---------------------------------
Title:                    President

California Coast Galleries, Inc.


By  /s/ Kenneth Raasch
  ---------------------------------
Title:                    President

                                  Executed and Accepted at

                                  Los Angeles, CA

                                  The CIT Group/Business Credit, Inc.
                                  as Lender

                                  By  /s/ Jeff Simon
                                    ---------------------------------
                                    Vice President

                                   EXHIBIT A

         REVOLVING CREDIT NOTE

                                                            February 21, 1997
$10,000,000

FOR VALUE RECEIVED, the undersigned, Media Arts Group, Inc., Thomas Kinkade Stores, Inc., and California Coast Galleries, Inc. (the "Companies"), hereby absolutely and unconditionally promise to pay to the order of The CIT Group/Business Credit, Inc., (herein "CITBC"), with offices located at 300 South Grand Avenue, Los Angeles, CA 90071, in lawful money of the United States of America and in immediately available funds, the principal amount of Ten Million Dollars ($10,000,000), or such other principal amount advanced pursuant to Section 3, paragraph 3.1 and Section 5, paragraph 5.1 of the Financing Agreement (as herein defined), such Revolving Loan advances shall be repaid on a daily basis as a result of the application of the proceeds of collections of the Accounts and the making of additional Revolving Loans as described in
Section 3. The Revolving Loans may be borrowed, repaid and reborrowed by the Companies. A final balloon payment in an amount equal to the outstanding aggregate balance of principal and interest remaining unpaid, if any, under this Note as shown on the books and records of CITBC shall be due and payable on the termination of the Financing Agreement, as set forth in Section 11 thereof.

The Companies further absolutely and unconditionally jointly and severally promise to pay to the order of CITBC at said office, interest, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rates specified in Section 8, of the Financing Agreement.

If any payment on this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Note is one of the Promissory Notes referred to in the Financing Agreement, dated as of the date hereof, as the same may be amended and restated and in effect from time to time, among the Companies and CITBC, (the "Financing Agreement"), and is subject to, and entitled to, all of the terms, provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein. All capitalized terms used herein shall have the meaning provided therefor in the Financing Agreement, unless otherwise defined herein.

The date and amount of the advance(s) made hereunder may be recorded on the grid page or pages which are attached hereto and hereby made part of this Note or the separate ledgers maintained by CITBC. The aggregate unpaid principal amount of all advances made pursuant hereto may be set forth in the balance column on said grid page or such ledgers maintained by CITBC. All such advances, whether or not so recorded, shall be due as part of this Note.

The Companies confirm that any amount received by or paid to CITBC in connection with the Financing Agreement and/or any balances standing to their credit on any of their accounts on CITBC's books under the Financing Agreement may in accordance with the terms of the Financing Agreement be applied in reduction of this Note, but no balance or amounts shall be deemed to effect payment in whole or in part of this Note unless CITBC shall have actually charged such account or accounts for the purposes of such reduction or payment of this Note.

Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note may become, or be declared to be, immediately due and payable as provided in the Financing Agreement.




                                        MEDIA ARTS GROUP, INC.


                                        /s/ Kenneth Raasch
                                        --------------------------
                                        Title: President

                                        THOMAS KINKADE STORES, INC.


                                        /s/ Kenneth Raasch
                                        --------------------------
                                        Title: President


                                        CALIFORNIA COAST GALLERIES, INC.


                                        /s/ Kenneth Raasch
                                        --------------------------
                                        Title: President